Exhibit 10.43

                                                                                                            July 26, 2007

Dear Leonard:

On behalf of Theravance, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President and Chief Commercial Officer at a starting salary of $360,000 per year.  In addition, on your first day of employment you will receive a $50,000 signing bonus (less applicable taxes). If you voluntarily leave the Company or are terminated for cause during your first twelve (12) consecutive months of employment, this signing bonus will be repayable to the Company. You will be eligible to receive an annual bonus up to 40% of your annual salary, based on performance. However, your bonus for 2007 will be guaranteed at the 40% level and will not be prorated notwithstanding your mid-year employment start date provided you have remained in continuous service through the date that annual bonuses are paid. You will report to the Chief Executive Officer.

Subject to the approval of the Compensation Committee of the Board of Directors (the “Compensation Committee”), you will be granted an option to purchase shares of Common Stock of the Company at a purchase price equal to the fair market value of our Common Stock on the date of grant, which we anticipate will be the date of the first Compensation Committee meeting following your date of hire. Your option grant will be for 175,000 shares. The vesting and exercise details of your option will be set forth in your stock option paperwork, but in general your option will vest monthly over the first four years of your employment measured from the date of grant, with a one-year “cliff” provision that prevents it from being exercised prior to the first anniversary of the grant date. The option shall be fully vested and exercisable on the 4-year anniversary of the grant date provided you have remained in continuous service through such date. The option granted to you will be contingent on your execution of the Company’s Stock Option Agreement and will be subject to all terms of the Company’s 2004 Equity Incentive Plan (the “Plan”).

Subject to the approval of the Compensation Committee, you will also be granted 50,000 shares of the Company’s Common Stock in a “restricted stock grant,” in consideration of services to be rendered by you.  The shares will be subject to the terms and conditions applicable to shares awarded under the Plan, as described in the Plan and the applicable Restricted Stock Agreement. The shares will be issued to you in a series of installments as you vest in the shares.  You will vest in 33.3% of the shares on the third anniversary of your employment start date, 33.3% of the shares on the fourth anniversary of such date, and 33.3% of the shares on the fifth anniversary of such date provided you have remained in continuous service through each such vesting date.

Subject to approval of the Compensation Committee, you will also receive a performance-contingent restricted stock unit award under the Plan, the details of which will be set forth in the Notice of Restricted Stock Unit Award. The number of performance-contingent restricted stock units to be granted under the Plan will be determined on the date of grant based on a formula that is 10X your 2007 annualized salary divided by the closing sale price of the Company’s Common Stock on the grant date. The shares will be earned and issued on April 26, 2010 only to the extent the Company achieves the performance milestones set forth in the award.  You will forfeit the award if your employment terminates prior to April 26, 2010 for any reason except as set forth in the Notice of Restricted Stock Unit Award.

Performance and merit reviews will be conducted annually. The Company’s current guidelines provide that you, as a Senior Vice President, will be eligible to receive an annual replenishment stock option grant for up to 70,000 shares, based on performance. These guidelines may be changed from time to time by the Compensation Committee.

As a regular employee of Theravance, Inc., you will be eligible for a number of Company-sponsored benefits.  These are described in the Summary Plan Description that you will receive when you begin work; however, they include enrollment in our Aetna PPO or HMO plan and in our Vision and Dental plans for you and your family.  The Company also provides life, LTD and AD&D insurance.

You will be able to participate in our 401(k) program.  In addition to the Company’s generous allotment of standard holidays, you will be eligible for three weeks of paid vacation per year. As an officer of the Company you will also participate in the Company’s “Change in Control Severance Plan.”

It is understood that your spouse and children will remain in Seattle until the summer of 2008, when you intend to relocate them to the Bay Area.  We will provide you with the temporary living and relocation assistance outlined in Exhibit A attached hereto.

Your employment pursuant to this offer is contingent on you executing the Company’s standard form of Proprietary Information and Inventions Agreement.  Also, the United States Immigration and Naturalization Service requires that employers establish the eligibility of each employee as a U.S. citizen, permanent resident or individual authorized for employment in the United States.

While we hope that your employment with the Company will be mutually satisfactory, employment with Theravance, Inc. is for no specific period of time.  As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the Chief Executive Officer or Chairman of the Board of the Company.

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral.  A duplicate original of this offer is enclosed for your records.  To accept this offer, please sign and return this letter to me, in which event your employment will begin on a date mutually agreed to, but in any event no later than August 1, 2007.

Leonard, we look forward to having you join us.  If you have any questions, please call me at

(650) 808-6000.

Sincerely,

/s/ Rick E Winningham

Rick E Winningham
Chief Executive Officer

I have read and accept this employment offer:

/s/ Leonard Blum
Leonard Blum

Date: July 27, 2007

Exhibit A

Temporary Living and Relocation Assistance

•                  We will provide you with up to 12 months of temporary housing (e.g. hotel room or apartment) near the Company’s facility in South San Francisco. This assistance will be provided on a fully grossed up basis to neutralize the income tax impact on you.

•                  Until July 30, 2008, the Company will reimburse you for the cost of a weekly round-trip coach class ticket between San Francisco and Seattle, provided these tickets are purchased in compliance with the Company’s travel policy.  The Company will also reimburse you for incidental expenses incurred by you during such travel (e.g. taxi fare). These reimbursements will not be “grossed up”.  Accordingly, any tax liability which may result from these reimbursements will be your responsibility.

•                  We will pay for the cost of a rental car in South San Francisco for 60 days following the beginning of your employment. This assistance will not be grossed up.

•                  Theravance will reimburse you for 100% of the non-reoccurring transaction costs associated with your home sale up to 7% of the sales price and up to 2% of the purchase price on your home.  This assistance related to the home sale only will be provided on a fully grossed up basis to neutralize the income tax impact on you.

•                  We will also pay for shipment and storage of your household goods from Seattle to the Bay Area and one-time travel expenses for you and your family.

•                  You will have up to 18 months to utilize your relocation assistance.

•                  If you choose to leave Theravance within the first year of your employment all relocation expenses paid by the Company will be fully repayable.